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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*



                           Prosperity Bancshares, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock $1.00 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   743606 10 5
              ----------------------------------------------------
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]      Rule 13d-1(b)
               [ ]      Rule 13d-1(c)
               [X]      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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----------------------                         ---------------------------------
CUSIP No. 743606 10 5                 13G               Page 2 of 5 Pages
----------------------                         ---------------------------------
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  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 EVELYN TITTIZER

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  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (A) [ ]
                 NONE
                                                               (B) [ ]

--------------------------------------------------------------------------------

  3      SEC USE ONLY


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  4      CITIZENSHIP OR PLACE OF ORGANIZATION

                 UNITED STATES OF AMERICA

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                      5  SOLE VOTING POWER

                                 220,472
                     -----------------------------------------------------------

   NUMBER OF          6  SHARED VOTING POWER
     SHARES
  BENEFICIALLY                   0
    OWNED BY         -----------------------------------------------------------
      EACH
   REPORTING          7  SOLE DISPOSITIVE POWER
     PERSON
      WITH                       220,472
                     -----------------------------------------------------------

                      8  SHARED DISPOSITIVE POWER

                                 0
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  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               220,472
--------------------------------------------------------------------------------

 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

               [ ]

--------------------------------------------------------------------------------

 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                               4.2%
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

                 IN
--------------------------------------------------------------------------------





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ITEM 1(a)

Name of issuer: The name of the issuer is Prosperity Bancshares, Inc. ("Bancshares").

ITEM 1(b)

Address of issuer's principal executive offices: 3040 Post Oak Boulevard, Houston, Texas 77056

ITEM 2(a)

Name of person filing: The reporting person is Evelyn Tittizer.

ITEM 2(b)

Address or principal business office or, if none, residence: The address of Evelyn Tittizer is P. O. Box 519, Edna, Texas 77957.

ITEM 2(c)

Citizenship:  Evelyn Tittizer is a citizen of the United States of America.

ITEM 2(d)

Title of class of securities: The class of securities of Bancshares owned beneficially by Evelyn Tittizer is common stock, $1.00 par value (the "Common Stock").

ITEM 2(e)

CUSIP Number:  743606 10 5

ITEM 3

Not applicable

ITEM 4.  OWNERSHIP.

(a) Amount beneficially owned: 220,472 shares of Common Stock, which includes 110,236 shares held of record by an estate, of which Ms. Tittizer is executor.

(b)     Percent of class: 4.2%.





                                  Page 3 of 5
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(c)      Number of shares as to which such person has:

         (i)    Sole power to vote or to direct the vote: 220,472

         (ii)   Shared power to vote or to direct the vote: 0

         (iii)  Sole power to dispose or to direct the disposition of: 220,472

         (iv)   Shared power to dispose or to direct the disposition of: 0

ITEM 5.  OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. [X]

ITEM 6.  OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10. CERTIFICATION.

         Not applicable




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SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      February 11, 2000
                                     -------------------------------------------
                                     (Date)


                                      /s/ Evelyn Tittizer
                                     -------------------------------------------
                                     (Signature)


                                     Evelyn Tittizer
                                     -------------------------------------------
                                     (Name/Title)






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